Filed Pursuant to Rule 433
Registration Statement No. 333-128582
Related to Preliminary Prospectus dated May 31, 2006
Free Writing Prospectus dated May 31, 2006
15,694,800 Shares
MONTPELIER RE HOLDINGS LTD.
Common Shares
     This Free Writing Prospectus relates only to the securities described above and should only be read together with the preliminary prospectus supplement, dated May 31, 2006, and the accompanying prospectus, dated October 3, 2005, relating to these securities.

Number of Common Shares being offered by the Forward Counterparty through the Underwriter	6,800,000

Number of Common Shares being offered by the Forward Counterparty through the Underwriter if the Underwriter exercises its over-allotment option in full	7,720,000

Additional Common Shares being offered by the Forward Counterparty through the Underwriter from time to time for sale in transactions, including block sales, on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise	8,894,800

Additional Common Shares being offered by the Forward Counterparty through the Underwriter from time to time for sale in transactions, including block sales, on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise if the Underwriter exercises its over-allotment option in full	10,115,000

Minimum number of Common Shares the Company may issue under the forward sale agreements	9,796,388

Minimum number of Common Shares the Company may issue under the forward sale agreements if the Underwriter exercises its over-allotment option in full	11,132,259

Participation percentage	61.2245%
The Company has elected not to make an aggregate payment to the Forward Counterparty in connection with the forward sale agreements.

     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.